Exhibit 10.44

THE AZEK COMPANY INC.

IPO CASH AWARD AGREEMENT

This IPO Cash Award Agreement (this “Award Agreement”) evidences an award of cash (the “Cash Award”) by The AZEK Company Inc., a Delaware corporation (“AZEK”). Capitalized terms not defined in the Award Agreement have the meanings given to them in The AZEK Company Inc. 2020 Omnibus Incentive Compensation Plan (the “Plan”).

Name of Grantee:	______________ (the “Grantee”).

Grant Date:	______________ (the “Grant Date”).

Cash Award Amount:	$______________.

Vesting Dates:	______________ (a “Vesting Date”).

The Cash Award will vest only if the Grantee is, and has been, continuously employed by AZEK from the Grant Date through the applicable Vesting Date, and any unvested portion of the Cash Award will be forfeited upon any termination of Employment for any reason.

Notwithstanding the foregoing:

A. Upon a termination of Employment due to death or Disability, any unvested portion of the Cash Award scheduled to vest within 12 months of the Grantee’s date of termination will immediately vest as of the date of such termination;

B. Upon an involuntary termination of Employment by AZEK without Cause or by the Grantee for Good Reason (as defined in the Employment Agreement), and subject to the Grantee’s continued compliance with any restrictive covenants in any employment or other agreement with AZEK, any unvested portion of the Cash Award scheduled to vest within 12 months of the Grantee’s date of termination will remain outstanding and continue to vest on the applicable Vesting Date as if the Grantee had remained Employed through such applicable Vesting Date; and

C. [Upon a termination of Employment by Grantee due to retirement, the Committee will consider, in its sole discretion, whether any unvested portion of the Cash Award (and any other outstanding Award) will vest in connection with such termination.]

Delivery Date:	AZEK will pay the vested portion of the Cash Award to the Grantee no later than 30 days after the applicable Vesting Date (or, if earlier, the date on which the Cash Award vests in connection with a qualifying termination of the Grantee’s Employment as provided above), subject to applicable tax withholding.

Section 409A:	Payments under this Award Agreement are intended to be exempt from Section 409A of the Internal Revenue Code (“Section 409A”), and this Award Agreement shall be administered accordingly. Notwithstanding anything to the contrary contained in this Award Agreement or any employment agreement the Grantee has entered into with AZEK (“Employment Agreement”), to the extent that any payment under this Award Agreement is determined by AZEK to constitute “non-qualified deferred compensation” subject to Section 409A and is payable to the Grantee by reason of termination of the Grantee’s Employment, then (a) such payment shall be made to the Grantee only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (b) if the Grantee is a “specified employee” (within the meaning of Section 409A and as determined by AZEK), such payment shall not be made before the date that is six months after the date of the Grantee’s separation from service (or the Grantee’s earlier death). Each payment under this Award Agreement shall be treated as a separate payment for purposes of Section 409A.

Tax Representations; Withholding:	The Grantee is advised to review with his/her own tax advisors the federal, state and local tax consequences of receiving the Cash Award. The Grantee hereby represents to AZEK that he/she is relying solely on such advisors and not on any statements or representations of AZEK, its Affiliates or any of their respective agents.

Clawback:	The Cash Award will be subject to any clawback or recapture policy that AZEK may adopt from time to time to the extent provided in such policy and, in accordance with such policy, may be subject to the requirement that the Cash Award be repaid to AZEK after it has been paid to the Grantee.

Amendment:	The Committee reserves the right at any time to amend the terms and conditions set forth in this Award Agreement, except that the Committee shall not make any amendment in a manner unfavorable to the Grantee (other than if immaterial), without the Grantee’s consent. Any amendment of this Award Agreement shall be in writing and signed by an authorized member of the Committee or a person or persons designated by the Committee.

Governing Law:	This Award Agreement shall be deemed to be made under, and in all respects be interpreted, construed and governed by and in accordance with, the laws of the State of Delaware without regard to conflict of law principles.

The Award Agreement constitutes the entire agreement and understanding of the parties with respect to the Cash Award. This Award Agreement may be executed in counterparts, which together will constitute one and the same original.

IN WITNESS WHEREOF, the parties have caused this Award Agreement to be duly executed and effective as of the Grant Date.

THE AZEK COMPANY INC.

By:
Name:
Title:

[NAME OF GRANTEE]